Exhibit 10.30

Settlement Communication

Subject to Fed. R. Evid. 408

Release and Settlement Agreement

I. Definitions.

1. “Affiliate” means an entity’s past or current direct or indirect parents, subsidiaries, affiliates, predecessors, and successors together with their past and current officers, directors, employees, agents, and attorneys.

2. “American Express” means American Express Company, American Express Travel Related Services Company, Inc. and their subsidiaries.

3. “Bank Defendants” means Capital One F.S.B., Capital One Bank, Capital One Financial Corp., Chase Bank USA, N.A., JPMorgan Chase & Co., New American Capital, Inc., Washington Mutual Bank, U.S. Bank, N.A., U.S. Bancorp, Wells Fargo & Co., and Wells Fargo Bank N.A.

4. “Bank Defendant Releasees” means the Bank Defendants together with their respective Affiliates.

5. “Claim” means any and all manner of claims, demands, actions, causes of action, suits, damages, punitive or exemplary damages, liabilities, judgments, debts, injunctive relief, claims over, accounts, warranties, liens, attorneys’ fees, costs or expenses, whether based in contract law, tort law, equity, statute, regulation, or otherwise, whether state, federal, or local, known or unknown, or asserted or unasserted.

6. “Complaint” means the complaint filed in the Litigation on November 15, 2004.

7. “Covered Claim” means any and all Claims that American Express asserted or could have asserted in the Litigation based in whole or in part on the alleged illegality or tortious or otherwise actionable effect of the Visa Rules and/or the MasterCard Rules arising out of any act, omission or occurrence from the beginning of time through the Effective Date, including but not limited to any alleged future losses, harms, or damages arising from the existence or operation of such Rules through the Effective Date. With respect to Claims arising out of Dedication Agreements that are currently in effect, “Covered Claim” includes, without limitation, any Claim for alleged harm or damage arising out of the past, present, or future operation of such an Agreement through and including the date of its natural expiration (i.e., its original date of expiration without regard to any extension or renewal of the Agreement that is entered into after the Effective Date). For the avoidance of doubt, except as provided in the immediately preceding sentence with respect to Dedication Agreements, nothing in this Release and Settlement Agreement shall limit or affect the ability of American Express to assert any claim subsequent to the Effective Date for injunctive relief nor limit or affect the ability of American Express to make any claim for damages against any Visa Released Entity or Bank Defendant Releasee arising from the existence or operation of any MasterCard Rule or Visa Rule after the Effective Date and any such Claim is excluded from the definition of Covered Claim as used in this Release and Settlement Agreement.

8. “Dedication Agreement” means any agreement between Visa U.S.A. or MasterCard, on the one hand, and a counterparty, on the other hand, under which the counterparty to the agreement with Visa U.S.A. or MasterCard receives valuable consideration in exchange for (i) allocating or committing a certain amount of the spending on their Payment Cards to Visa U.S.A. or MasterCard, or (ii) branding a certain portion or amount of their Payment Cards as MasterCard or Visa cards.

9. “Effective Date” means the later of the date that this Release and Settlement Agreement has been duly executed by the parties shown on the signature lines at the end of this Agreement, the date on which Visa U.S.A. receives the consent of its members as required by its charter and by-laws, the date on which the Agreement is approved by Visa Inc.’s Board of Directors, or the date on which the Agreement is approved by American Express’s Board of Directors.

10. “Execution Date” means the date that this Release and Settlement Agreement has been executed by the parties shown on the signature lines at the end of this Agreement.

11. “Litigation” means American Express Travel Related Services Co., Inc. v. Visa U.S.A. Inc. et al., No. 04-CV-0897 (S.D.N.Y.).

12. “MasterCard” means MasterCard International Inc. and MasterCard Incorporated.

13. “MasterCard Rules” means (i) MasterCard rules, operating regulations, and by-laws, and (ii) MasterCard’s rules, policies, practices, Dedication Agreements or other agreements, and procedures limiting or restricting the ability of MasterCard members to issue American Express Payment Cards, including but not limited to MasterCard’s Competitive Programs Policy.

14. “Payment Cards” means credit cards, debit cards, charge cards, prepaid cards, stored value cards, commercial cards, virtual cards, and other payment transaction products or devices (including those that do not utilize a tangible card).

15. “Visa” means Visa U.S.A. or Visa Inc.

16. “Visa Member” means any entity, including a Bank Defendant, that is a member of Visa U.S.A., Visa International, or a Visa Regional Entity.

17. “Visa Regional Entities” means Visa Asia Pacific Region, Visa Canada Association, Visa Central & Eastern Europe, Middle East & Africa Region, Visa Europe, Visa Latin America & Caribbean Region, Visa U.S.A., and any other entity that now authorizes or licenses, or in the past has authorized or licensed, a financial institution to issue Payment Cards with any Visa Mark or acquire Visa transactions. “Visa Regional Entity” means any one of the Visa Regional Entities.

18. “Visa Released Entities” means Visa International, Visa Inc., Visa U.S.A. and the other Visa Regional Entities, and Visa Members, together with their respective Affiliates.

19. “Visa Rules” means (i) Visa U.S.A. rules, operating regulations, and by-laws, and (ii) Visa U.S.A.’s and Visa International’s rules, policies, practices, Dedication Agreements or other agreements, and procedures limiting or restricting the ability of Visa members to issue American Express Payment Cards, including but not limited to Visa’s By- Law 2.10(e).

II. Total Release of the Visa Released Entities.

20. American Express hereby totally releases and discharges the Bank Defendant Releasees and the other Visa Released Entities from any and all Covered Claims; provided, however, that there is no release or discharge of or for MasterCard, and American Express’s claims against MasterCard shall not in any way be limited or affected by any provision of this Release and Settlement Agreement.

III. Payments.

21. In consideration for the foregoing releases, Visa will pay American Express:

a) $1.13 billion, using its best efforts to pay by March 15, 2008, but any event shall make payment on or before March 31, 2008; and

b) Sixteen additional quarterly payments commencing with the quarter ending March 31, 2008, contingent on the performance of American Express’s United States GNS business. The amount of each quarterly payment will be 5% of American Express’s United States GNS billings during the quarter up to a maximum of $70 million, provided however that if the payment for any quarter is less than $70 million the maximum payment for a future quarter or quarters shall be increased by the difference between $70 million and such lesser amount as was actually paid. For the avoidance of doubt, the maximum total amount of all sixteen quarterly payments is $1.12 billion, and the cumulative amount of quarterly payments made shall not at anytime exceed $70 million times the number of quarterly payments made.

22. If the amounts required to be paid pursuant to paragraph 21 above are not paid as required, American Express will have the option of commencing an arbitration to collect such payments or declaring a default of this Release and Settlement Agreement. Visa will have 30 days from receipt of any notice of default to cure such default by making the required payment. If Visa fails to cure any default in the time provided, this Release and Settlement Agreement will be null and void and, upon returning all settlement payments previously received, American Express shall be entitled to reassert the Covered Claims against the Visa Released Entities and the Bank Defendant Releasees to the full extent that such Covered Claims could have been pursued in the absence of this Release and Settlement Agreement and any statute of limitations defense arising as a result of this Release and Settlement Agreement or its implementation is waived. For the avoidance of doubt, the Visa Released Entities and the Bank Defendant Releasees reserve the right to assert all statute of limitations defenses against Covered Claims that they would have been able to assert in the absence of this Release and Settlement Agreement or its implementation.

IV. Other provisions.

23. The Visa Released Entities who do not appear on the signature lines below, including but not limited to the Bank Defendant Releasees, are acknowledged and agreed to be third party beneficiaries of this Release and Settlement Agreement and have the same rights to enforce this Release and Settlement Agreement as the signatories hereto. Notwithstanding the foregoing, Visa U.S.A., at its sole and unilateral option, shall have the right to serve a notice on counsel for American Express within 10 days of the Execution Date specifying that one or more Bank Defendant Releasees is not entitled to the benefit of all or a portion of the release set forth in this Release and Settlement Agreement. In the event that Visa U.S.A. timely serves such a notice, such Bank Defendant Releasee(s) shall not be a third party beneficiary to the extent specified in such notice.

24. Except as expressly provided in this Release and Settlement Agreement, this Release and Settlement Agreement is not intended to create, and does not create, any third party beneficiary rights.

25. Any question or dispute arising from or relating to this Release and Settlement Agreement shall be exclusively resolved by binding arbitration pursuant to the rules of the International Chamber of Commerce. Any such arbitration shall take place in New York City and shall be governed by the law of the State of New York, without regard to its choice of law rules.

26. For a period of five years from the Effective Date, all disputes between the parties not arising from or relating to this Release and Settlement Agreement shall be subject to a dispute resolution format that includes: (A) written notice and an opportunity to cure; and (B) a designation by the parties of one or more Senior Executives or their CEOs to make good faith efforts promptly to resolve all such disputes, prior to any party instituting litigation against the other.

27. The parties hereto shall use their best efforts to obtain all necessary approvals of the material terms of this Release and Settlement Agreement, and to transmit copies of all such approvals to counsel for the signatories hereto, within 30 days of the Execution Date.

28. This Release and Settlement Agreement shall take effect on the Effective Date. Although the parties contemplate that they may (or may not) enter into a subsequent written agreement clarifying and superseding the terms of this Release and Settlement Agreement, upon its Effective Date this Release and Settlement Agreement shall be enforceable and binding in its own right, regardless of whether the parties enter into any such subsequent and superseding agreement. This Release and Settlement Agreement may be amended or superseded only by a written agreement duly executed by all of the signatories hereto, and such amendments and superseding agreements, if any, may not affect or prejudice the rights and/or benefits accruing to the Visa Released Entities.

29. Within seven days of the Effective Date, American Express shall cause Visa U.S.A., Visa International, and the Bank Defendants to be voluntarily dismissed from the Litigation without prejudice, except that, upon American Express’s receipt of the final payment due under this Release and Settlement Agreement, such dismissal shall have the effect of a dismissal with prejudice.

30. Prior to November 7, 2007, the parties shall not publicly disclose the contents of this agreement except to the extent necessary to comply with applicable laws, regulations, court orders, or other legal obligations. Where such disclosure is required, the disclosing party will, to the extent practicable, provide not less than two business days’ notice to the other parties. After November 7 any party may publicly disclose the contents or existence of this Agreement; provided, however, that the disclosing party shall provide not less than two business days’ notice to the other parties and shall coordinate in order to permit the simultaneous disclosure of the existence and terms of this agreement by Visa, American Express, and the Bank Defendants. In the event this Agreement or its contents inadvertently becomes public, the parties agree to confer immediately regarding the release of a public communication.

Visa Inc.

By:	/s/ Joshua Floum
Visa U.S.A.

By:	/s/ Joshua Floum
Visa International Service Association

By:	/s/ Joshua Floum
American Express

By:	/s/ David Boies

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